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Exhibit 99

NEWSRELEASE
                                                                APCO
                                                                ARGENTINA


NASDAQ: APAGF
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DATE:           October 30, 2002

CONTACT:        Tom Bueno (Investors)              Julie Gentz (Media)
                Apco                               Apco
                (918) 573-2164                     (918) 573 3053
                tom.bueno@williams.com             julie.gentz@williams.com



            APCO ARGENTINA INCREASES ITS PARTICIPATION IN ENTRE LOMAS

     TULSA, Okla. -- Apco announced today that it has completed the purchase of 27,700 additional shares of Petrolera Perez Companc S.A. ("Petrolera") from the Perez Companc family (the "PC Family") for a total consideration of $ 6.9 million. Petrolera, the operator of the Entre Lomas concession located in southwest Argentina, owns a 73.15 percent interest in the concession. The other partners in the concession are Apco that holds a 23 percent interest and Pecom Energia S.A. that owns the remaining 3.85 percent interest.

     The shares purchased by Apco are equivalent to 5.54 percent of Petrolera's total shares outstanding and increase Apco's interest in Petrolera from its current level of 33.684 percent to 39.224 percent. That ownership position, combined with Apco's 23 percent direct participation in the Entre Lomas joint venture now gives Apco a combined direct and indirect participation in the Entre Lomas concession of 51.692 percent.

     Apco increased its participation by exercising rights it acquired pursuant to a 1968 letter agreement among the shareholders of Petrolera that granted Apco a right of first refusal in the event of a sale by the PC Family. Apco's purchase pursuant to the 1968 letter agreement was triggered by the announcement of the proposed sale by the PC Family of all of its shares in Petrolera.



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With this purchase, Apco estimates it is acquiring additional Entre Lomas proved oil and gas reserves of 2.3 million barrels oil equivalent ("BOE") and probable oil and gas reserves of 1.1 million BOE.

ABOUT APCO  (NASDAQ:APAGF)

         Apco is an oil and gas exploration company with interests in three oil and gas concessions in Argentina. Its principal business is a 51.692 percent direct and indirect participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.


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This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. These factors are described in APCO's Annual and Quarterly Reports on Forms 10-K and 10-Q. Copies of such reports may be obtained from Apco or reviewed on the SEC's EDGAR system at www.sec.gov.